                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE
July 18, 2002

CONTACTS:
Investors                                  Media
Jay Gould         (614) 480-4060           Jeri Grier        (614) 480-5413
Susan Stuart      (614) 480-3878


                          HUNTINGTON BANCSHARES REPORTS
                 SECOND QUARTER 2002 EARNINGS OF $0.33 PER SHARE

         COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported second quarter earnings of $82.2 million, or $0.33 per common share. This compares with earnings of $2.4 million, or $0.01 per common share, in the year-ago second quarter, and $97.7 million, or $0.39 per common share, in the first quarter of 2002. Year-to-date earnings in 2002 were $180.0 million, or $0.72 per common share, compared with $70.2 million, or $0.28 per common share, in the comparable year-ago six-month period.

         On an operating basis, which excludes one-time items and the impact of the sale of the Florida banking operations (see Basis of Discussion - Operating Earnings below), second quarter 2002 earnings were $81.7 million, or $0.33 per common share, both up 3% from first quarter earnings of $79.5 million, or $0.32 per common share, and up 8% and 10%, respectively, compared with the year-ago quarter's operating earnings of $75.6 million, or $0.30 per share. Operating earnings for the first six months of 2002 were $161.2 million, or $0.65 per common share, up 10% and 12%, respectively, from the comparable prior-year period operating earnings of $147.1 million, or $0.58 per common share.

         "Our second quarter results represented another milestone in the rebuilding of Huntington from a number of perspectives," said Thomas Hoaglin, chairman, president and chief executive officer. "The progress we have been making both financially and strategically is becoming more visible. From an operating results standpoint, our net interest margin expanded to 4.30%. Moreover, progress in growing loans and deposits was again evident with annualized growth rates of 7% and 19%, respectively, from the first quarter. Fee income, excluding securities gains and the anticipated decline in mortgage banking, was up 9% from the first quarter with virtually all fee income categories contributing to this growth. And, importantly, our efficiency ratio improved to 53.2%."

         "We are cautiously optimistic about credit quality trends reflected in the decline in our net charge-off ratio, excluding exited portfolios, to 0.88% from 0.97% in the first quarter driven by improving consumer credit quality," he continued. "In addition, non-performing assets declined slightly and the inflow of new non-performing assets was again down. We maintained our strong 2.00% reserve ratio with the provision exceeding net charge-offs by $9.0 million.

         "Our share repurchase program moved forward," he continued, "as we repurchased 7.3 million shares of our stock. This brings our program-to-date purchases to 8.8 million shares."

         "We also made significant progress during the quarter in other important strategic areas," he said. "First, we further strengthened our management team with the addition of Mary Navarro to head Retail Banking. Mary is a proven retail banker with a depth of knowledge about Huntington's local markets. Second, our new 401(k) platform was successfully launched ahead of schedule and provides state-of-the-art capability for our business customers. In addition to the seamless conversion of our employee 401(k) plan to this new platform, we have signed up 28 new business customers. Third, we successfully completed the installation and initial training phase of our new banking office Customer Service System. This Windows-based, intranet-compatible customer and service platform provides the infrastructure upon which we can build enhanced customer service and sales capabilities. We have also installed an enhanced teller platform technology in 13% of our branches, with all branches to be converted by year end. Finally, we sold the J. Rolfe Davis Insurance Agency, Inc., our Florida-based property and casualty insurance business, back to its management team as part of our strategic refocusing plan."

BASIS OF DISCUSSION - OPERATING EARNINGS

         Reported results for the past five quarters have been significantly impacted by a number of items, primarily related to the strategic restructuring announced in July 2001 and the subsequent sale of the Florida banking operations in the 2002 first quarter. Reported 2002 first quarter results also included Florida operations for only half the quarter versus a full quarter for each prior quarter. Therefore, to better understand comparable underlying trends, the following discussion is on an operating basis, which has been redefined this quarter. While still excluding the impact of restructuring and other charges and one-time items, operating earnings now also excludes the run-rate impact of the sold Florida banking operations from prior periods. (Please refer to the schedules immediately following this discussion, as well as the Quarterly Financial Review for schedules reconciling reported with operating earnings and additional schedules excluding the impact of the Florida operations.)

DISCUSSION OF RESULTS

         Second quarter 2002 results compared with sequential first quarter operating performance, adjusted to exclude one-time items and the impact of the sold Florida banking operations, reflected:

- 5% increase in revenue excluding securities gains and decline in mortgage banking income

  - 4% increase in net interest income

    - 4.30% net interest margin, up from 4.21%

    - 7% annualized growth in managed loans

    - 19% annualized growth in core deposits

    - 9% increase in non-interest income, excluding mortgage banking income

- 53.2% efficiency ratio, down from 54.1%

- Improved credit quality and maintained a strong allowance for loan losses

      - 0.88% in net charge-offs, excluding net charge-offs on exited portfolios, down from 0.97% - $2.3 million decline in non-performing assets and continued decline in the inflow of new non-performing assets

      - 2.00% allowance for loan losses ratio maintained at June 30

- Maintained strong capital position

      - 8.41% tangible common equity ratio

      - Repurchased 7.3 million shares, bringing program-to-date repurchases to 8.8 million

         Net interest income increased $8.8 million, or 4%, from the first quarter reflecting a 9 basis point increase in the net interest margin to 4.30% and a $237 million, or 1%, increase in average earning assets. Average managed loans grew at a 7% annualized rate during the quarter, but this benefit was partially offset by a decline in other earning assets, primarily mortgages held for sale. The increase in the net interest margin was driven by seasonally higher loan fees and the positive impact of the interest rate environment, partially offset by the lagged repricing of the variable rate home equity loan portfolio. Compared with the year-ago quarter, net interest income was up $16.0 million, or 7%, with the net interest margin increasing 27 basis points from 4.03%.

         Average managed loans increased 7% on an annualized basis in the quarter. Loan generation continued to be positively impacted by strong growth in residential mortgages and home equity loans and lines of credit. Average residential mortgages grew $325.1 million, reflecting, in part, a decision to retain more of these loans on the balance sheet, with home equity loans and lines of credit up $122.5 million, or at a 17% annualized rate. This reflected continued strong demand for residential mortgages, refinancing activity, and the promotion of adjustable mortgage products. Commercial real estate loans increased $51.8 million, or at a 6% annualized rate, slower than the 16% and 18% annualized rates of the 2002 first quarter and 2001 fourth quarter, respectively. These increases were partially offset by declines in other loan categories reflecting the continued weakness in the economy and certain sectors. This was especially noticeable in the $47.5 million, or 3% annualized decline in commercial loans and $50.6 million, or 3% annualized, decline in auto loans and leases. Compared with the year-ago quarter, average managed loans were up 5%.

         Average core deposits increased $657.4 million, or at a 19% annualized rate from the first quarter, reflecting continued strong inflows in interest bearing and other domestic time deposits. Deposit inflow has been influenced, in part, by recent turbulence in the financial markets, but also by the success of our sales and deposit growth programs. Compared with the year-ago quarter, average core deposits were up 13%.

         Non-interest income before securities gains, and on an operating basis, was down $0.7 million from the first quarter, reflecting an $8.9 million decline in mortgage banking income. This decline primarily reflected a 64% decrease in deliveries to the secondary market from the first quarter's very strong performance, and to a lesser degree, a decision to retain a higher percentage of loans on the balance sheet. Excluding mortgage banking, non-interest income was up $8.2 million, or 9%, from the first quarter reflecting broad-based increases in other fee income categories including trust income, up $1.2 million, deposit service charges, up $1.1 million, with other service charges up $1.4 million. Other income was up $4.4 million from the first quarter reflecting higher securitization income and a small gain on the sale of an other real estate owned property. Compared with the year-ago quarter, non-interest income on an operating basis and excluding securities gains was up 3%, or 11% excluding a 39% decline in mortgage banking income. Contributing to this year-over-year increase were an 8% increase in deposit service charges, a 14% increase in brokerage and insurance income, a 13% increase in trust income, a 20% increase in bank owned life insurance, with other service charges and other income up 12% and 8%, respectively.

         Non-interest expense on an operating basis was up $1.1 million, or 1%, from the first quarter driven by a $0.9 million increase in occupancy and equipment costs and a $1.0 million increase in professional services. These increases were partially offset by a $0.7 million decrease in personnel costs, reflecting in part, a 2% decline in full-time equivalent staff from March 31 to June 30 due to planned staff reductions, and a $0.5 million decline in outside services. Compared with the year-ago quarter, operating non-interest expense was down $2.3 million primarily reflecting a $2.7 million decrease in intangible amortization due to a reduction in amortization of non-Florida related intangibles, which was partially offset by increases in outside data processing costs (10%) and marketing expenses (6%). The second quarter efficiency ratio improved to 53.2% from 54.1% in the first quarter, and 56.0% in the year-ago quarter.

         Net charge-offs were $44.9 million in the second quarter and were 0.92% of average loans. Excluding the impact of net charge-offs on exited portfolios, net charge-offs represented 0.88% of average loans, down from 0.97% in the first quarter. The over 30-day delinquency ratio for consumer loans decreased from 2.36% at the end of the first quarter to 2.26% at the end of the second quarter.

         Loan loss provision expense in the second quarter was $53.9 million, exceeding net charge-offs by $9.0 million. The June 30, 2002 allowance for loan losses as a percent of period-end loans was maintained at 2.00%, but was significantly higher than 1.76% at the end of the year-ago second quarter.

         on-performing assets at June 30, 2002, were $223.2 million, or 1.14% of period-end loans and other real estate owned, down slightly from $225.5 million, or 1.17%, at March 31, 2002. The inflow of new non-performing assets declined to $73.0 million in the second quarter. Non-performing assets continue to be concentrated in the manufacturing and services sectors reflecting weakness in Midwest manufacturing.

         At June 30, 2002, the tangible equity to assets ratio was 8.41%, down from 9.03% at March 31, 2002 reflecting the impact of the company's share repurchase program.

2002 OUTLOOK

         "Given our solid momentum through the first half of the year and continuing positive trends, we remain comfortable with our previously stated 2002 earnings per share guidance of $1.32-$1.36," Hoaglin said."


CONFERENCE CALL / WEBCAST INFORMATION

         Huntington's senior management will host an earnings conference call the same day at 2:00 p.m. EDT. The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 782-3741. Slides will be available at www.huntington-ir.com just prior to 2:00 p.m. ET on July 18, 2002 for review during the call.

         A replay of the webcast will be archived in the Investor Relations section of Huntington's web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through July 30, 2002 at
(800) 642-1687; conference ID 4798848.

         The supplemental financial tables as well as the slides for the conference call will be filed, along with management's comments, with the Securities and Exchange Commission on Form 8-K.


ABOUT HUNTINGTON

         Huntington Bancshares Incorporated is a $25 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 136 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.


FORWARD-LOOKING STATEMENT

         This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading "Business Risks" included in Item 1 of Huntington's Annual Report on Form 10-K for the year ended December 31, 2001, and other factors described from time to time in Huntington's other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

                                       ###

                       HUNTINGTON BANCSHARES INCORPORATED
                       CONSOLIDATED RESULTS OF OPERATIONS

                                                             THREE MONTHS ENDED JUNE 30, 2002
-------------------------------------------------------------------------------------------------------------------------
                                                                           Restructuring
(in thousands, except per                             Reported               and Other           Florida          Operating
   share amounts)                                     Earnings                 Items            Items (1)          Earnings
-------------------------------------------------------------------------------------------------------------------------

   Net Interest Income                                  $ 241,859              $ ---             $ ---          $241,859
   Provision for Loan Losses                               53,892                ---               ---            53,892
   Securities Gains                                           966                ---               ---               966
   Non-Interest Income                                    117,014                ---             2,710           114,304
   Gain on Sale of Florida Operations                         ---                ---               ---               ---
   Non-Interest Expense                                   192,060                ---             1,875           190,185
   Special Charges                                            ---                ---               ---               ---
-------------------------------------------------------------------------------------------------------------------------
   Income (Loss) Before Income Taxes                      113,887                ---               835           113,052
   Income Taxes                                            31,647                ---               303            31,344
-------------------------------------------------------------------------------------------------------------------------
   NET INCOME (LOSS)                                     $ 82,240              $ ---             $ 532          $ 81,708
-------------------------------------------------------------------------------------------------------------------------

   NET INCOME PER COMMON
      SHARE -- DILUTED                                      $0.33              $0.00             $0.00             $0.33
-------------------------------------------------------------------------------------------------------------------------


                                                                           SIX MONTHS ENDED JUNE 30, 2002
-----------------------------------------------------------------------------------------------------------------------
                                                                          Restructuring
(in thousands, except per                             Reported              and Other          Florida       Operating
   share amounts)                                      Earnings             Items (2)          Items (1)     Earnings
-----------------------------------------------------------------------------------------------------------------------

   Net Interest Income                               $ 484,684               $ ---          $ 9,724           $474,960
   Provision for Loan Losses                           109,673                 ---            5,186            104,487
   Securities Gains                                      1,423                 ---              ---              1,423
   Non-Interest Income                                 242,641                 ---           13,343            229,298
   Gain on Sale of Florida Operations                  175,344             175,344              ---                ---
   Non-Interest Expense                                399,446                 ---           20,210            379,236
   Special Charges                                      56,184              56,184              ---                ---
-----------------------------------------------------------------------------------------------------------------------
   Income (Loss) Before Income Taxes                   338,789             119,160           (2,329)           221,958
   Income Taxes                                        158,822              98,889             (804)            60,737
-----------------------------------------------------------------------------------------------------------------------
   NET INCOME (LOSS)                                 $ 179,967            $ 20,271         $ (1,525)          $161,221
-----------------------------------------------------------------------------------------------------------------------

   NET INCOME PER COMMON
      SHARE -- DILUTED                                   $0.72               $0.08           ($0.01)             $0.65
-----------------------------------------------------------------------------------------------------------------------

                                                             Three Months Ended June 30, 2001
-------------------------------------------------------------------------------------------------------------------------
                                                                           Restructuring
(in thousands, except per                             Reported               and Other        Florida          Operating
   share amounts)                                     Earnings               Items (2)        Items (1)         Earnings
-------------------------------------------------------------------------------------------------------------------------
   Net Interest Income                                  $ 248,033              $ ---          $ 22,150          $225,883
   Provision for Loan Losses                              117,495             71,718             3,840            41,937
   Securities (Losses) Gains                               (2,503)            (5,250)              ---             2,747
   Non-Interest Income                                    130,706                ---            19,845           110,861
   Non-Interest Expense                                   233,296                ---            40,853           192,443
   Special Charges                                         33,997             33,997               ---               ---
-------------------------------------------------------------------------------------------------------------------------
   (Loss) Income Before Income Taxes                       (8,552)          (110,965)           (2,698)          105,111
   Income Taxes                                           (10,929)           (38,838)           (1,600)           29,509
-------------------------------------------------------------------------------------------------------------------------
   NET INCOME (LOSS)                                      $ 2,377          $ (72,127)         $ (1,098)         $ 75,602
-------------------------------------------------------------------------------------------------------------------------

   NET INCOME PER COMMON
      SHARE -- DILUTED                                      $0.01             ($0.29)            $0.00             $0.30
-------------------------------------------------------------------------------------------------------------------------

                                                                    Six Months Ended June 30, 2001
-----------------------------------------------------------------------------------------------------------------------
                                                                         Restructuring
(in thousands, except per                            Reported             and Other         Florida          Operating
   share amounts)                                    Earnings              Items (2)        Items (1)         Earnings
-----------------------------------------------------------------------------------------------------------------------
   Net Interest Income                               $ 491,157               $ ---         $ 43,256           $447,901
   Provision for Loan Losses                           150,959              71,718            7,595             71,646
   Securities (Losses) Gains                              (425)             (5,250)             ---              4,825
   Non-Interest Income                                 246,352                 ---           38,918            207,434
   Non-Interest Expense                                467,386                 ---           81,126            386,260
   Special Charges                                      33,997              33,997              ---                ---
-----------------------------------------------------------------------------------------------------------------------
   (Loss) Income Before Income Taxes                    84,742            (110,965)          (6,547)           202,254
   Income Taxes                                         14,499             (38,838)          (1,860)            55,197
-----------------------------------------------------------------------------------------------------------------------
   NET INCOME (LOSS)                                  $ 70,243           $ (72,127)        $ (4,687)          $147,057
-----------------------------------------------------------------------------------------------------------------------

   NET INCOME PER COMMON
      SHARE -- DILUTED                                   $0.28              ($0.29)          ($0.01)             $0.58
-----------------------------------------------------------------------------------------------------------------------

(1) Includes the impact of J. Rolfe Davis Insurance Agency, sold July 2002.
(2) Includes charges related to Huntington's strategic refocusing plan and the gain on sale of Florida operations.

                       HUNTINGTON BANCSHARES INCORPORATED
                                 Key Statistics
                                 Reported Basis

                                                                                                 PERCENT CHANGE VS.
                                                                                                 ----------------
(in thousands, except per share amounts)             2Q02            1Q02             2Q01        1Q02      2Q01
---------------------------------------------------------------------------------------------  ------------------
Net Interest Income                            $    241,859     $    242,825     $    248,033     (0.4)%    (2.5)%
Provision for Loan Losses                            53,892           55,781          117,495     (3.4)    (54.1)
Securities Gains (Losses)                               966              457           (2,503)    N.M.      N.M.
Non-Interest Income                                 117,014          125,627          130,706      (6.9)   (10.5)
Gain on Sale of Florida Operations                     --            175,344             --      (100.0)    --
Non-Interest Expense                                192,060          207,386          233,296      (7.4)   (17.7)
Special Charges                                        --             56,184           33,997    (100.0)  (100.0)
---------------------------------------------------------------------------------------------  ------------------
Income (Loss) Before Income Taxes                   113,887          224,902           (8,552)   (49.4)     N.M.
Income Taxes                                         31,647          127,175          (10,929)   (75.1)     N.M.
---------------------------------------------------------------------------------------------  ------------------
NET INCOME                                     $     82,240     $     97,727     $      2,377    (15.8)%    N.M.%
---------------------------------------------------------------------------------------------  ------------------

Net Income per common share - diluted          $       0.33     $       0.39     $       0.01    (15.4)%     N.M.%
Cash dividends declared per common share       $       0.16     $       0.16     $       0.20       -- %   (20.0)%
Book value per common share at end of period   $       9.68     $       9.74     $       9.37     (0.6)%      3.3%

Average common shares - basic                       246,106          250,749          251,024     (1.9)%    (2.0)%
Average common shares - diluted                     247,867          251,953          251,448     (1.6)%    (1.4)%

Return on average assets                               1.32 %           1.49 %           0.03 %
Return on average shareholders' equity                 14.1 %           16.7 %            0.4 %
Net interest margin                                    4.30 %           4.14 %           3.97 %
Efficiency ratio                                       53.3 %           55.7 %           58.6 %

Average loans                                  $ 19,530,489     $ 20,472,192     $ 21,021,057     (4.6)%    (7.1)%
Average loans - managed (1)                    $ 20,700,079     $ 21,676,613     $ 22,335,492     (4.5)%    (7.3)%
Average loans - managed - linked quarter
     annualized growth rate (1)                       (18.1)%          (19.1)%            5.0 %
Average earning assets                         $ 22,638,248     $ 23,768,027     $ 25,147,463     (4.8)%   (10.0)%
Average core deposits (2)                      $ 14,684,719     $ 16,300,959     $ 17,316,651     (9.9)%   (15.2)%
Average core deposits - linked quarter
     annualized growth rate (2)                       (39.8)%          (43.0)%            1.2 %
Average total assets - reported                $ 24,957,208     $ 26,544,413     $ 28,348,645     (6.0)%   (12.0)%
Average shareholders' equity                   $  2,342,963     $  2,369,808     $  2,403,418     (1.1)%    (2.5)%

Total assets at end of period                  $ 25,381,416     $ 24,745,954     $ 27,948,150      2.6 %    (9.2)%
Total shareholders' equity at end of period    $  2,351,860     $  2,433,938     $  2,353,522     (3.4)%    (0.1)%

Net charge-offs (NCOs)                         $     44,900     $     55,781     $     65,465    (19.5)%   (31.4)%
NCOs as a % of average loans                           0.92 %           1.11 %           1.25 %
NCOs - excluding exited businesses             $     42,515     $     52,033     $     38,083    (18.3)%    11.6 %
NCOs as a % of average loans - excluding
     exited businesses                                 0.88 %           1.04 %           0.73 %
Non-performing loans (NPLs)                    $    212,091     $    219,418     $    156,072     (3.3)%    35.9 %
Non-performing assets (NPAs)                   $    223,237     $    225,530     $    165,985     (1.0)%    34.5 %
NPAs as a % of total loans and other
     real estate (OREO)                                1.14 %           1.17 %           0.79 %
Allowance for loan losses (ALL) as a % of
     of total loans at the end of period               2.00 %           2.00 %           1.67 %
ALL as a % of NPLs                                    185.3 %          175.9 %          225.7 %
ALL and OREO as a % of NPAs                           175.7 %          170.9 %          211.2 %

Tier 1 risk-based capital (3) (4)                      9.72 %          10.26 %           7.01 %
Total risk-based capital (3) (4)                      12.75 %          13.40 %          10.20 %
Tier 1 leverage (3) (4)                                9.94 %           9.72 %           6.96 %
Average equity / assets                                9.39 %           8.93 %           8.48 %
Tangible equity / assets (4)                           8.41 %           9.03 %           5.97 %


(1) Includes securitized indirect auto loans.
(2) Includes non-interest bearing and interest bearing demand deposits, savings deposits, CDs under $100,000 and IRA deposits.
(3) Estimated.
(4) At end of period.
N.M. - Not Meaningful.

                       HUNTINGTON BANCSHARES INCORPORATED
                                 Key Statistics
                               Operating Basis (1)


                                                                                             PERCENT CHANGE VS.
                                                                                            -------------------
(in thousands, except per share amounts)          2Q02         1Q02            2Q01          1Q02         2Q01
----------------------------------------------------------------------------------------  ---------------------
Net Interest Income                         $   241,859    $   233,101    $   225,883         3.8%       7.1%
Provision for Loan Losses                        53,892         50,595         41,937         6.5       28.5
Securities Gains                                    966            457          2,747         N.M.     (64.8)
Non-Interest Income                             114,304        114,994        110,861        (0.6)       3.1
Non-Interest Expense                            190,185        189,051        192,443         0.6       (1.2)
----------------------------------------------------------------------------------------  ---------------------
Income Before Income Taxes                      113,052        108,906        105,111         3.8        7.6
Income Taxes                                     31,344         29,393         29,509         6.6        6.2
----------------------------------------------------------------------------------------  ---------------------
NET INCOME                                  $    81,708    $    79,513    $    75,602         2.8%       8.1%
----------------------------------------------------------------------------------------  ---------------------

Net Income per common share - diluted       $      0.33    $      0.32    $      0.30         3.1%      10.0%

Return on average assets                           1.31%          1.30%          1.20%
Return on average shareholders' equity             14.0%          13.6%          12.6%
Net interest margin                                4.30%          4.21%          4.03%
Efficiency ratio                                   53.2%          54.1%          56.0%

Average loans                               $19,530,489    $19,104,434    $18,525,959         2.1%       5.7%
Average loans - managed (2)                 $20,700,079    $20,308,855    $19,840,394         1.8%       4.6%
Average loans - managed - linked quarter
     annualized growth rate                         7.4%           5.1%           3.2%
Average earning assets                      $22,638,248    $22,401,271    $22,652,365         1.1%      (0.1)%
Average core deposits (3)                   $14,684,719    $14,027,333    $13,042,417         4.7%      12.6%
Average core deposits - linked quarter
     annualized growth rate (3)                    18.8%           5.9%           2.1%
Average total assets - reported             $24,957,208    $24,780,354    $25,192,890         0.7%      (0.9)%
Average shareholders' equity                $ 2,342,963    $ 2,369,808    $ 2,403,418        (1.1)%     (2.5)%

Net charge-offs (NCOs)                      $    44,900    $    49,276    $    61,712        (8.9)%    (27.2)%
NCOs as a %  of average loans                      0.92%          1.05%          1.33%
NCOs - excluding exited businesses          $    42,515    $    45,528    $    34,330        (6.6)%     23.8%
NCOs as a %  of average loans - excluding
     exited businesses                                                           0.88%        0.97%      0.74%
Non-performing loans (NPLs)                 $   212,091    $   219,418    $   146,987        (3.3)%     44.3%
Non-performing assets (NPAs)                $   223,237    $   225,530    $   156,900        (1.0)%     42.3%
NPAs as a %  of total loans and other
     real estate (OREO)                            1.14%          1.17%          0.85%
Allowance for loan losses (ALL) as a %
     of total loans at the end of period           2.00%          2.00%          1.76%
ALL as a %  of NPLs                               185.3%         175.9%         222.1%
ALL and OREO as a%  of NPAs                       175.7%         170.9%         207.1%





(1) Reported basis adjusted to exclude the restructuring and other charges and the results of operations and impact of the sale of the Florida operations.
(2)      Includes securitized indirect auto loans.
(3) Includes non-interest bearing and interest bearing demand deposits, savings deposits, CDs under $100,000 and IRA deposits.

N.M. - Not Meaningful.




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